Calculation of Filing Fee Tables
S-8
Orion Group Holdings Inc
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.01 per share, ("Common Stock") to be issued in connection with the Orion Group Holdings, Inc. 2022 Long-Term Incentive Plan, as amendment by Amendment No. 1 and Amendment No. 2 (the "2022 Plan").	457(a)	2,000,000	$ 14.56	$ 29,120,000.00	0.0001381	$ 4,021.47
Total Offering Amounts:						$ 29,120,000.00		$ 4,021.47
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 4,021.47
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional shares of Common Stock that become issuable pursuant to the 2022 Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase in the number of shares of outstanding Common Stock. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act, and calculated based on the average of the high ($14.91) and low ($14.21) prices of the Common Stock as reported by the New York Stock Exchange on May 19, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources